Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
APRIL 29, 2009	Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Kate Sharadin
The Sharadin Group, LLC
Phone (425) 869-9778

RTI BIOLOGICS ANNOUNCES 2009 FIRST QUARTER RESULTS

– Results Exceed Street Estimates on Revenues, Net Income –

– Company Will Hold Conference Call at 9:00 a.m. ET –

ALACHUA, Fla. (April 29, 2009) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading processor of orthopedic and other biologic implants, reported operating results for the first quarter ending March 31, 2009 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $38.6 million, with gross margin of 47 percent

•	Achieved net income of $1.0 million, or $0.02 per fully diluted share

•	Closed $11.75 million financing agreement with Mercantile Bank on Jan. 28, 2009

•	Introduced two new sports medicine implants, Matrix HD™ and Fresh OC Talus, at the American Academy of Orthopedic Surgeons annual meeting

•	Launched Puros® putty with Zimmer Dental

•	Increased revenues for sports medicine by 11 percent sequentially over fourth quarter 2008

•	Grew surgical specialties revenues by more than 35 percent sequentially over fourth quarter 2008

Revenues were $38.6 million for the first quarter of 2009, compared to revenues of $29.9 million for the first quarter of 2008. The increase in year-over-year revenues reflects the inclusion of Tutogen Medical for the entire quarter in 2009 versus the period of Feb. 28 to March 31, 2008 in the prior year. Tutogen revenues for the period Jan. 1, 2008 to Feb. 27, 2008 were $8.5 million, including international revenues of $3.0 million.

“We are pleased with our results in the first quarter considering the impact of current global economic conditions on our markets,” said Brian K. Hutchison, RTI chairman and chief executive officer. “Although our revenues for the quarter on a combined basis increased only slightly over 2008, we continue to make progress optimizing our merger with Tutogen, which was completed Feb. 27, 2008.”

For the first quarter of 2009, the company reported net income of $1.0 million and net income per fully diluted share of $0.02 based on 54.5 million fully diluted shares outstanding, compared to net income of $645,000 and net income per fully diluted share of $0.02 based on 38.7 million fully diluted shares outstanding for the first quarter of 2008.

First Quarter 2009 Analysis

Domestic revenues were $32.3 million for the first quarter of 2009, representing an increase of 24 percent over the prior year results, primarily reflecting the inclusion of Tutogen revenues for three months in 2009 versus the period of Feb. 28 to March 31, 2008 in the prior year. For the first quarter 2009, the strongest domestic performance was in surgical specialties, with sequential and year over year growth rates that substantially exceed market growth rates. Sports medicine revenues recognized significant sequential quarterly revenue growth and were favorably impacted by the improved effectiveness of our direct biologic distribution representatives. Dental revenues were negatively impacted by slowing economic growth as many of these procedures are elective and not covered by insurance.

International revenues, which include exports and distribution from our German and French facilities, were $6.3 million for the first quarter of 2009, representing an increase of 64 percent compared to the prior year period, primarily reflecting the inclusion of Tutogen international revenues for three months in 2009 versus the period of Feb. 28 to March 31, 2008 for the prior year.

During the first quarter of 2009, inventories increased more than expected primarily due to the success of the company’s donor services activities in obtaining additional tissue to support future new implant introductions and revenue growth.

“For the remainder of the year, inventories should decline based on our tissue recovery and processing plans,” Hutchison said. “Although the build-up of inventory impacted cash in the quarter, we are confident we have adequate liquidity to meet the needs of our operating plans for this year.”

2009 Outlook

The company announced in a guidance release on Jan. 16, 2009 that 2009 revenues are estimated to be $166 to $168 million, with fully diluted earnings per share of $0.11 to $0.13. There are no changes to this guidance at this time.

Conference Call

RTI will hold a live conference call and simultaneous audio Web cast on Wednesday, April 29, 2009 at 9:00 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing (877) 723-9521. The Web cast can be accessed through the investor section of RTI’s Web site at www.rtix.com. A telephone replay of the call will be available through May 19, 2009 and can be accessed by calling (888) 203-1112, pass code 4237150; the replay will also be available at www.rtix.com.

About RTI Biologics Inc.

RTI Biologics Inc. was formed when Regeneration Technologies Inc. and Tutogen Medical Inc. merged on Feb. 27, 2008. The company is now the leading provider of sterile biological implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening, precision shaping and when possible, using proprietary, validated sterilization processes. These allograft and xenograft implants are used in orthopedic, dental, hernia and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of more than two million implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to penetrate tissue, inactivate viruses, eliminate a wide range of organisms using worst-case testing and maintain tissue biocompatibility and functionality.

The company is leading the evolution of biologics once again by offering a bovine based biological matrix, providing surgeons an expanded supply of safe, sterile tissue for their patients.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international facilities in Neunkirchen, Germany, and Aix-en-Provence, France. The company is accredited by the American Association of Tissue Banks.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our industry, our management's beliefs and certain assumptions made by our management. Words such as "anticipates", "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the Securities and Exchange Commissions (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company's SEC filings may be obtained by contacting the company or the SEC or by visiting RTI's website at www.ritx.com or the SEC's website at www.sec.gov.

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RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2009	2008 (1)
Total revenues	$38,623	$29,910
Costs of processing and distribution	20,472	16,110

Gross profit	18,151	13,800

Expenses:
Marketing, general and administrative	14,936	10,467
Research and development	1,825	1,918
Restructuring charges	42	368

Total expenses	16,803	12,753

Operating income	1,348	1,047

Total other income (expense) – net	93	(11)

Income before income tax provision	1,441	1,036
Income tax provision	(409)	(391)

Net income	$1,032	$645

Net income per common share—basic	$0.02	$0.02

Net income per common share—diluted	$0.02	$0.02

Weighted average shares outstanding—basic	54,230,264	37,809,896

Weighted average shares outstanding—diluted	54,508,207	38,715,807

(1)	Includes results of operations for the former Tutogen Medical, Inc. from February 28, 2008 to March 31, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended March 31,		TMI Jan 1 - Feb 27
	2009	2008 (1)	2008 (2)
Fees from tissue distribution:
Spine	$9,779	$8,738	$210
Sports medicine	9,375	9,215	53
Dental	7,293	3,486	4,957
Surgical specialties	4,827	1,562	2,148
Bone graft substitutes	3,862	4,773	—
General orthopedic	2,425	772	1,156
Other revenues	1,062	1,364	(31)

Total revenues	$38,623	$29,910	$8,493

Domestic revenues	32,309	26,064	5,452
International revenues	6,314	3,846	3,041

Total revenues	$38,623	$29,910	$8,493

(1)	Includes revenues of the former Tutogen Medical, Inc. (“TMI”) from February 28, 2008 to March 31, 2008; revenues for the period totaled $6,353.
(2)	Revenues for TMI for the period January 1, 2008 to February 27, 2008.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$13,061	$20,076
Accounts receivable - net	17,885	14,668
Inventories - net	82,666	75,182
Prepaid and other current assets	20,428	21,784

Total current assets	134,040	131,710

Property, plant and equipment - net	46,802	47,622
Goodwill	134,707	134,432
Other assets	22,358	20,316

Total assets	$337,907	$334,080

Liabilities and Stockholders’ Equity
Accounts payable	$22,038	$16,915
Accrued expenses and other current liabilities	16,660	18,803
Short term borrowings and current portion of debt	5,986	5,803

Total current liabilities	44,684	41,521

Long-term liabilities	11,536	11,509

Total liabilities	56,220	53,030
Stockholders’ equity:
Stock and paid-in capital	404,229	403,787
Accumulated other comprehensive loss	(1,602)	(765)
Accumulated deficit	(120,940)	(121,972)

Total stockholders’ equity	281,687	281,050

Total liabilities and stockholders’ equity	$337,907	$334,080

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2009	2008
Cash flows from operating activities:
Net income	$1,032	$645
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization expense	1,805	1,579
Stock-based compensation	423	448
Change in working capital	(7,223)	(195)
Other items to reconcile to net cash used in operating activities	(2,615)	(2,637)

Net cash used in operating activities	(6,578)	(160)

Cash flows from investing activities:
Purchases of property, plant and equipment	(308)	(803)
Cash acquired in merger, net of transaction costs	—	1,598
Proceeds from sale of property, plant and equipment	—	45
Patent costs	(112)	—

Net cash (used in) provided by investing activities	(420)	840

Cash flows from financing activities:
Net cash used in financing activities	(17)	(325)

Effect of exchange rate changes on cash and cash equivalents	—	23

Net (decrease) increase in cash and cash equivalents	(7,015)	378
Cash and cash equivalents, beginning of period	20,076	18,560

Cash and cash equivalents, end of period	$13,061	$18,938

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